Exhibit 4.3

THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS 10% CONVERTIBLE NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF.  THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION OR (II) AN EXEMPTION FROM THE ACT IS AVAILABLE AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION.

10% CONVERTIBLE NOTE

$_________

(Date)

For value received, Validian Corporation, a Nevada corporation (together with its successors and assigns, the “Company”), with an address at 30 Metcalfe Street, Ottawa, Ontario, Canada K1P 5L4, promises to pay to __________ (the “Holder”) with an address at __________________ the principal amount of ________________ ($_______) and to pay interest thereon, all as hereinafter specified.

1.

Identification of Note.  This Note is issued as part of the Holder’s investment into the Company.

2.

Maturity.

2.1

Maturity Date.  Unless earlier converted as provided in Section 3 hereof, this Note will automatically mature and be due and payable on the earlier of (a) __________(the “Maturity Date”) or (b) the occurrence of an Event of Default (as defined in Section 8 hereof).

2.2

Interest.  Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to ten percent (10%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note until the principal amount and all interest accrued thereon are paid (or converted, as provided in Section 3 hereof).  Interest shall be due and paid to the Holder quarterly.  The first quarterly payment shall be paid to the Holder on ____________.  At the Company’s option, interest can be paid in either (a) cash or (b) shares of common stock, calculated at a ten percent (10%) discount to the average closing price of the common stock, as listed on the exchange where the Company’s Common Stock is traded, for the ten (10) trading days prior to the date the interest is due to the Holder.  The stock referenced in this Section 2.2 shall be included in the registration rights provisions in Section 5 and be subject to the calculation for purposes of Section 4.

2.3

Prepayment.  The Company shall not have the right to prepay this Note without first obtaining prior written consent from the Holder.  Such consent shall not be unreasonably withheld.

3.

Conversion.

3.1

Voluntary Conversion.  The holder may voluntarily convert the Note, in whole or in part, into Common Stock of the Company at any time.

3.2

Mechanics and Effect of Conversion.

(a)

The principal and any unpaid and accrued interest of this Note shall convert into shares of Common Stock at a conversion price of ten cents ($____) per share (“Conversion Price”).

(b)

No fractional shares will be issued upon conversion of this Note.  In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the unconverted amount that would otherwise be converted into such fractional shares.

(c)

In the event that the Outstanding Amount under this Note is converted into Common Stock pursuant to Section 3.1 hereof, the Holder shall surrender this Note, duly endorsed, to the Company and the Note shall thereupon be canceled, provided that if Holder partially converts pursuant to Section 3.2(a) hereof, the Company shall issue a Note to Holder for the remaining amount of principal that was not converted.  At its expense, the Company will issue and deliver to such Holder, a certificate or certificates representing the number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock to which such Holder is entitled upon such conversion, together with a check payable to the Holder for any cash amounts payable pursuant to Section 3.2(b) hereof.

(d)

Unless a registration statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock issued upon conversion of this Note has been filed with the Securities and Exchange Commission, each share issued upon conversion of this Note shall be stamped or otherwise imprinted with a legend substantially in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THE 1933 ACT AND SUCH LAWS OR AN EXCEPTION FROM REGISTRATION IS AVAILABLE.”

(e)

Upon conversion of this Note in accordance with Section 3 hereof, all rights with respect to this Note shall terminate, whether or not the Note has been surrendered for cancellation, and the Company will be forever released from all of its obligations and liabilities under this Note except its obligations pursuant to Section 3.2(c) hereof, except if Holder partially converts the Note pursuant to Section 3 hereof, whereby all rights with respect to the portion of the Note that has been converted will terminate pursuant to this Section 3.2(e), but the remainder Note will possess all of the rights granted in this Note.

4.

Limitations on Conversion.  In no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Notes or the unexercised or unconverted portion of any other security of the Borrower (including, without limitation, the warrants issued by the Borrower pursuant to the Purchase Agreement) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.9% of the outstanding shares of Common Stock.  For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso.  Holder may waive the limitations set forth herein by sixty-one (61) days prior written notice to the Company.

5.

Payment.  Except as set forth herein, all payments shall be made in lawful money of the United States of America at the principal offices of the Holder.  Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

6.

Subordination.  To the extent bankruptcy proceedings are initiated by the Company or a third party, the Holder shall receive the same percentage of ownership pari passu as the Holder would have under Section 3 hereof, regardless of any bankruptcy protection afforded to the Company.

7.

Events of Default.  The entire unpaid Outstanding Amount shall become immediately due and payable upon the occurrence of an Event of Default.  An “Event of Default” shall be deemed to have occurred if:

(a)

the Company shall: (i) be unable, or admit in writing its inability, to pay its debts as they mature; (ii) make a general assignment for the benefit of creditors; (iii) be adjudicated a bankrupt or insolvent; (iv) file a voluntary petition in bankruptcy, or a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it; (v) take corporate action for the purpose of effecting any of the foregoing; or (vi) have an order for relief entered against it in any proceeding under the United States Bankruptcy Code;

(b)

an order, judgment or decree shall be entered, without the application, approval or consent of the Company by any court of competent jurisdiction, approving a petition seeking reorganization of the Company or appointing a receiver, trustee or liquidator of the

Company or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of thirty (30) consecutive days; or

(c)

the Company shall fail to pay as and when due any principal or interest hereunder and such nonpayment shall continue uncured for a period of ten (10) business days after written notice by the Holder thereof.

8.

Transfer; Successors and Assigns.  This Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company.  Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name, of, the transferee.  Interest and principal are payable only to the registered holder of this Note.  The terms and conditions of this Note shall inure to the benefit of and binding upon the respective successors and assigns of the parties.

9.

Governing Law.  This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law and choice of law that would cause the laws of any other jurisdiction to apply.

10.

Notices.  Whenever any notice is required to be given by the Company to a Holder, such notice shall be sent in writing via first class mail, postage prepaid, to the Holder at the Holder’s last address appearing on the books maintained by the Company for registration, which notice shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice.  Whenever any notice is required to be given by the Holder of this Note to the Company, such notice shall be sent in writing via first class mail, postage prepaid, to the Company at the Company’s address above.

11.

Amendments and Waivers.  This Note and any term hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, discharge or termination is sought.  No waivers of any term, condition or provision of this Note, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

12.

Immunity of Members, Officers, Directors and Employees.  No recourse shall be had for the payment of the principal or interest on this Note or for any claim based thereon or otherwise in any manner in respect thereof, to or against any subsidiary, member, officer, director or employee, as such, past, present or future, of the Company or any respective subsidiary, member, officer, director or employees, as such, past, present or future, of any predecessor or successor company, either directly or through the Company or such predecessor or successor company, whether by virtue of any constitutional provision or statute or rule of law, or by the enforcement of any assessment or penalty, or in any other manner, all such liability being expressly waived and released by the acceptance of this Note and as part of the consideration for the issuance thereof.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its authorized officer, as of the date first above written.

VALIDIAN CORPORATION

By:

       Name:  Bruce Benn

       Title:    Chief Executive Officer

By:

       Name:  Ronald I. Benn

       Title:    Chief Financial Officer

Schedule to Exhibit 4.3 “Form of 10% Senior Convertible Notes”

The following notes in the form set out above, were outstanding at June 30, 2006:

	Conversion	Maturity
Principal	Price	Date
$ 50,000	$ 0.10	July 1, 2008
25,000	0.10	July 1, 2008
25,000	0.10	July 1, 2008
150,000	0.10	July 1, 2008
$ 250,000